Octave Specialty Group, Inc.

Insider Trading Policy

You are responsible for seeing that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and protect you and Octave Specialty Group, Inc. and its affiliates (collectively, “Octave”) from the serious liabilities and penalties that can result from violations of these laws.

The guidelines and procedures set forth in this Policy apply to all directors, officers and employees of Octave and anyone associated with Octave (i.e., not just the traditional “insiders” of Octave). You may, because of your position with Octave or one of its affiliates, be subject to more restrictive trading policies and procedures than are described in this Policy. If so, the General Counsel or the Corporate Secretary of Octave Specialty Group, Inc. will notify you directly.

The best way to protect each of us, as well as Octave, is to follow the Insider Trading Policy at all times.

Revision Date: November 2025

Table of Contents
Section            Page
1.    What are the consequences for violating federal insider trading laws?    3
2.What is our policy?    3
3.How do I identify “Material Nonpublic Information?”    4
    (a)    Is the information “material?”    4
        (i)    What is “material” information?    4
        (ii)    What are some examples of “material” information?    5
    (b)    Is the information considered “non-public?”    5
    (c)    If the information is material but has been publicly disclosed,
        has the marketplace had the opportunity to absorb the information?    5
4.Who is a “Related Person?”    6
5.Are there times during the year when I may not trade in Octave Related Securities?    6
6.    Am I prohibited from engaging in certain types of transactions
in Octave Related Securities, such as short sales, puts, calls and equity swaps?     7
7.    How should I respond to requests for information?    7
8.    What should I be concerned about in my dealings with
financial analysts, investors and the press?    8
9.    What steps should I take to preserve confidential information?    9
10.    What happens if I become aware of a violation of Octave’s Insider Trading Policy?    10
11.    What are the consequences if I violate Octave’s Insider Trading Policy?    10
12.    Do these policies and procedures affect me after I retire or if my
employment terminates?    11
13.    Do I have to acknowledge my understanding and acceptance of Octave’s policies?    11
14.    What happens if I do not sign or acknowledge the Certification?    11
15.    What if I do not fully understand something in the Policy?    11
16.     Are there additional restrictions and requirements for Directors and Executive Officers?    12

Appendix A:
Form of Certification
1.    What are the consequences for violating federal insider trading laws?
The Securities and Exchange Commission (“SEC”) and federal prosecutors are very aggressive in enforcing the federal insider trading and anti-fraud rules. After the enactment of the Sarbanes-Oxley Act of 2002, the penalties for violations increased significantly.
If you violate the insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, Octave may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. The civil penalties may extend personal liability to the Octave’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
You should understand that the above penalties apply even if you have derived no benefit from another's actions. The SEC has imposed large penalties on tippers -- even though they neither traded themselves nor received any money from the friends or relations to whom they tipped inside information.
2.    What is our policy?
Neither you nor your “Related Persons” (defined below) may (i) buy or sell Octave Related Securities (defined below) while in possession of “Material Nonpublic Information” as described below or (ii) convey Material Nonpublic Information about Octave or suggest that anyone purchase or sell any Octave Related Securities while you are aware of Material Nonpublic Information (“tipping”).

By “Octave Related Securities,” we mean securities that include Octave's common stock, debentures, warrants, options to purchase common stock and any other form of securities issued by Octave, whether under the Octave Specialty Group Incentive Compensation Plans or otherwise.

Octave's “no trading” and “no tipping” policy also applies if you possess Material Nonpublic Information about an issuer of securities other than Octave that you have obtained in the course of your employment at Octave. This would, of course, include any company whose securities are publicly traded and with which Octave’s officers and employees may have access to Material Nonpublic Information.

3.    How do I identify “Material Nonpublic Information?”
Before trading in Octave Related Securities (or securities of another issuer) when you may have potential inside information, you should ask yourself the following three questions:
(a)    Is the information “material?”
(b)    Is the information “non-public?”
(c)    If the information is “material” but has been
    publicly disclosed, has the marketplace had the opportunity to absorb the information?
If, after consideration of the above three questions, you believe that the information is “material” and “nonpublic,” or that it is “material” and has been disclosed but the marketplace has not had the time to absorb it:
•Do not purchase or sell the securities; and
•Do not communicate the information to anyone inside or outside Octave unless you have first received clearance to disclose such information from the General Counsel or the Corporate Secretary.
If you are not sure of the answers to any of the above questions, you should discuss them with the General Counsel of Octave Specialty Group, Inc. at 212.208.3257 or the Corporate Secretary of Octave Specialty Group, Inc. at 212.658.7456.
* * * *
a)    Is the information “material?”
The explanation that follows should help you identify what Material Nonpublic Information is, and when material information that has been disclosed to the public has been sufficiently absorbed by the marketplace.
(i) What is “material” information?
“Material” information is any information, either positive or negative, that a reasonable investor would consider important in deciding whether to buy, hold or sell a security (e.g., stock, bonds, notes). In practice, any important development affecting the business or financial condition of an issuer or that would affect the market price of its securities is most likely material.
Whether information is material depends upon the circumstances. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

(ii) What are some examples of “material” information?
Information about the following subjects is often regarded as material:

•earnings estimates	•dividend changes
•additions to reserves	•expansion or curtailment of operations
•new products	•major litigation
•liquidity problems	•contests for corporate control
•proposed transactions such as tender offers, acquisitions, mergers, restructurings, or sales of assets or subsidiaries or joint ventures	•anticipated public offerings of securities
•government, regulatory or court actions that are likely to have an effect on the issuer	•changes in ratings of debt securities
•breaches of covenants in financing documents
Remember, if your securities transactions become the subject of scrutiny, the SEC and others will decide what is material after-the-fact, with the clarity of 20/20 hindsight. Therefore, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.
If you have any questions about what is and is not considered “material information,” you should discuss them with the General Counsel of Octave Specialty Group, Inc. at 212.208.3257 or the Corporate Secretary of Octave Specialty Group, Inc. at 212.658.7456.
    (b)    Is the information considered “non-public?”
“Non-public” information is any information that has not yet been disclosed to the public. This includes confidential analyses, financial information, business data and plans of Octave or another issuer, as well as information received from a client or third party with the expectation that it will be kept confidential and used solely for business purposes.
As a rule, you should be able to point to some fact to show that the information has been publicly disclosed. For example, an announcement in the Wall Street Journal or other major news publication, disclosure on the Dow Jones broad tape or other major news wire service such as Reuters, or its public filing with the SEC. However, mere rumors printed in the trade press or an announcement by a client or government agency may not be enough.
Remember that your good faith belief that material information has been made public at the time you trade does not relieve you from liability if you are wrong.
If you have any questions regarding whether certain information is considered “non-public” you should discuss them with the General Counsel of Octave Specialty Group, Inc. at 212.208.3257 or the Corporate Secretary of Octave Specialty Group, Inc. at 212.658.7456.
    (c)     If the information is material but has been publicly disclosed,     has the marketplace had the opportunity to absorb the information?

It is improper for you to enter a trade immediately after Octave has made a public announcement of material information, including earnings releases. Octave's stockholders and the investing public must be afforded time to receive the information and act upon it.
Trading after the regular quarterly earnings are released. As discussed in Section 5 below, you are prohibited from trading in Octave Related Securities during each of the approximately five week “blackout periods” that begin following the third business day of the new quarter and end on the second business day after each regular quarterly publication of financial information.
Trading after other material developments are disclosed. If material information other than regular quarterly financial information is announced (and you would otherwise be allowed to trade because it is not a blackout period), Octave requires that you follow the two-day rule: you may not trade and you may not communicate the information to others who may trade until the second business day after the information has been released to the public. Thus, if an announcement were made on a Monday, Wednesday would be the first day on which you may trade. If an announcement were made on a Friday, Tuesday would be the first day.
Trading in the securities of other issuers. If you obtain “material” information about a client, a transaction or third party as a result of your employment at Octave, Octave also requires that you follow the two-day rule and refrain from trading in the securities of such issuer, whether trading on behalf of yourself or Octave, or communicating information to others who may trade until the second business day after such information has been released to the public by such issuer.
If you are not sure about when you can and cannot make a trade in Octave Related Securities, you should discuss them with the General Counsel of Octave Specialty Group, Inc. at 212.208.3257 or the Corporate Secretary of Octave Specialty Group, Inc. at 212.658.7456.
4.Who is a “Related Person?”
For the purposes of this Policy, a “Related Person,” includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Your parents, children or siblings who do not live in the same household with you may be considered Related Persons if their transactions in Octave Related Securities are directed by the insider or are subject to your influence or control (such as parents, children or siblings who consult with you before they trade in Octave Related Securities).
You are expected to be responsible for the compliance of a Related Person as well as your own.
5.     Are there times during the year when I may not trade in Octave Related Securities?
Yes. Octave imposes four mandatory no-trading periods each year. They are called “blackout periods.”
Each blackout period runs for approximately five to six weeks and commences following the third business day of a calendar quarter until the second business day after the publication of financial information for the preceding quarterly/annual period. Each blackout period effectively incorporates the two-day rule.
The purpose of blackout periods is to help prevent inadvertent violations and to avoid even the appearance of an improper transaction when material information has not yet been disclosed to the public.

You and Related Persons are prohibited from engaging in any transactions in Octave Related Securities during the four blackout periods. These transactions include: buying or selling Octave Related Securities in the open market; exercising stock options; and buying, selling or otherwise transacting in Octave Related Securities.
Again, as mentioned earlier, Octave Related Securities mean not only Octave common stock, but also Octave debt securities, any other securities issued by Octave.
Periodically, Octave Specialty Group, Inc.’s Corporate Secretary Office will provide all employees with a schedule of the four (4) blackout periods for the current or upcoming year.
6.    Am I prohibited from engaging in certain types of transactions in Octave Related Securities, such as short sales, puts, calls and equity swaps?
Yes. You and your Related Persons are prohibited from making short sales or engaging in transactions involving puts, calls and other types of options in Octave Related Securities, including equity swaps and similar derivative transactions. Investing in Octave Related Securities provides an opportunity to share in the future growth of the company. Investment in Octave and sharing in its growth, however, does not mean short-range speculation based on fluctuations in the market. These activities may put your personal gain in conflict with the best interests of Octave and its stockholders. However, it is perfectly proper for you to exercise your Octave employee stock options -- assuming, of course, that we are not in a blackout period and that you do not possess Material Nonpublic Information. The purpose of this restriction is to avoid even the appearance that Octave's employees are speculating in Octave Related Securities for personal gain.
Because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, Octave Related Securities should not be included in a margin account or be pledged as collateral for a loan.
7.    How should I respond to requests for information?
You may find yourself the recipient of questions concerning various activities of Octave. Such inquiries can come from the media, securities analysts and others regarding Octave's business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization from the CEO, the CFO, or the Managing Director of Investor Relations and Corporate Communications. Only Octave individuals specifically authorized to do so by Octave’s Regulation FD Policy may answer questions about or disclose information concerning Octave.
•Refer requests for information regarding Octave from the financial community, such as securities analysts, brokers or investors, to the Managing Director of Investor Relations and Corporate Communications.
•Refer requests for information regarding Octave from the media or press to Octave’s Managing Director of Investor Relations and Corporate Communications.
Refer requests for information from the SEC or other regulators to Octave’s General Counsel or Corporate Secretary.

8.    What should I be concerned about in my dealings with financial analysts, investors, and the press?
Regulation FD. Octave is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including SEC Regulation FD. Regulation FD prohibits public corporations from selectively disclosing Material Nonpublic Information to securities analysts, broker-dealers, other securities market professionals and stockholders who may trade on the basis of the information (“Securities Professionals”).
Whenever Octave (or person acting on its behalf) discloses Material Nonpublic Information to Securities Professionals, Octave, under Regulation FD must simultaneously make public disclosure of the information in question. If Octave learns that it has unintentionally disclosed Material Nonpublic Information, it must issue a press release making the information public within 24 hours.
To avoid violation of Regulation FD, Octave must strictly adhere to disciplined procedures and recordkeeping with respect to formal and informal contacts with Securities Professionals.
Responses to inquiries by financial analysts, stockholders, the press and others who have a legitimate interest in our affairs should only be given in accordance with Octave’s Regulation FD Policy. Unless specifically authorized to respond to such inquiries, you should refer such inquiries to the Managing Director of Investor Relations and Corporate Communications.
If you inadvertently disclose Material Nonpublic Information, or discover that someone else inside or outside Octave has, you should immediately report the facts to the General Counsel or the Corporate Secretary of Octave Specialty Group, Inc. for a decision regarding appropriate remedial steps.

9.    What steps should I take to preserve confidential information?
There are some very simple, common sense steps that you can take to preserve the confidentiality of information related to Octave's business:
•Don't discuss business or office matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.
•Don't gossip about Octave affairs.
•Don't read documents containing confidential information in public places or discard them where they can be retrieved by others.
•Don't carry documents containing confidential information in elevators, hallways, etc., in an exposed manner.
•Beware of the carrying quality of conversations conducted on cell phones and speaker telephones in offices, or on airplane telephones, etc.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
•Don't leave documents containing confidential information in unattended conference rooms; don't leave documents behind when the meeting is over.
•Cover documents containing confidential information on your desk before you leave your office or work area and don't leave confidential papers lying where visitors can see them.
•Don't give out the whereabouts of personnel not in the office or reveal the presence of specific visitors to the office except when authorized. The mere fact of a meeting or the destination of a trip may reveal something confidential.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to the Company.
Obviously, a list such as this can only be suggestive. It is the responsibility of each employee to take whatever practicable steps are appropriate to preserve the confidentiality of Octave information.
In the normal course of your duties, you will often receive information about Octave's plans, prospects or operations and operating results. Remember that such information is not your personal property but is an asset of Octave. It must not be used or passed on to others except through regular Octave channels, which assure fair access to all persons interested in the prospects of Octave and Octave Related Securities.
10.    What happens if I become aware of a violation of Octave’s Insider Trading Policy?
You should refer any suspected violations of Octave’s Insider Trading Policy to Octave’s Group Compliance Officer, General Counsel or Corporate Secretary. In addition, if you:
•receive Material Nonpublic Information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of Material Nonpublic Information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact Octave’s General Counsel or Corporate Secretary. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
11.    What are the consequences if I violate Octave’s Insider Trading Policy?
Octave will monitor compliance with the guidelines and procedures set forth in this Policy.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to Octave policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
If you violate Octave's Insider Trading Policy, we will treat it very seriously and impose sanctions, including suspension without pay or dismissal for cause. Of course, if you fail to comply, you also risk the substantial personal liability and criminal penalties described in Section 1. Any of the legal consequences of violating the insider trading laws -- even an SEC investigation that does not result in prosecution -- can drain your financial resources, tarnish your reputation and irreparably damage your career.
Every insider has the individual responsibility to comply with this Policy against insider trading. An insider may, from time to time, have to forego a proposed transaction in Octave Related Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Prior to effecting a transaction in Octave Related Securities, one should consider potential future trading restrictions as part of his or her investment decision. Octave believes that such lost opportunities are a necessary consequence of its commitment to compliance with laws and to fair and equitable trading markets.
12.    Do these policies and procedures affect me after I retire or if my employment terminates?
No. Once you have retired or if your employment terminates, you may exercise options (and sell the shares resulting from such option exercise) or buy and sell Octave Related Securities at any time including during a blackout period.

However, if you retire or leave the employment of Octave, you will still be bound by federal securities laws that prohibit you from trading in securities on the basis of Material Non-Public Information. (And, if you are an “insider,” you will be subject for some period of time to the special Section 16 rules as well.)
13.    Do I have to acknowledge my understanding and acceptance of Octave’s policies?
Yes. You are required to certify to Octave that you have read and understand Octave's Insider Trading Policy and that you will comply with the guidelines and procedures set forth therein. Every director, officer and employee must either sign the Certification which accompanies this Policy, and return it within five (5) business days of receipt or electronically acknowledge the Certification. This Certification will be kept as a permanent part of your personnel file. See Appendix A for the form of the Certification.
14.    What happens if I do not sign or acknowledge the Certification?
It is necessary for each of us to sign or electronically acknowledge the Certification. If anyone does not, it will be considered a very serious matter and will result in suspension or discharge.
15.    What if I do not fully understand something in the Policy?
We want you to clearly understand our policies and procedures. So, if you have any questions at all about any of them -- or about what you should do in a particular situation -- you should discuss it with the General Counsel of Octave Specialty Group, Inc. 212.208.3257 or the Corporate Secretary of Octave Specialty Group, Inc. 212.658.7456.
Remember, however, that the ultimate responsibility for adhering to these policies and procedures and avoiding improper transactions rests with you.

16.    Are there additional restrictions and requirements for Directors and Executive Officers?
Yes. First, directors and executives officers need to complete Form A to pre-clear any proposed securities transaction which are subject to the Insider Trading Policy. Form A may be obtained from the Corporate Secretary. In addition, there are two reports that Directors and Executive Officers may have to file with the SEC when they are engaging in a transaction in any security issued by Octave Specialty Group, Inc. These are Section 16 Reports and Form 144 Reports. Section 16 Reports. Executive officers and all of Octave’s directors (as well as certain large stockholders) are obligated to file reports under Section 16 promulgated under the Exchange Act in connection with most transactions conducted by such persons in Octave equity securities. Although the General Counsel’s office may assist reporting persons in preparing and filing the required reports, the reporting persons retain full responsibility for the preparation and filing of such reports. Reporting persons must advise and receive prior approval from the Corporate Secretary or General Counsel before engaging in any such transactions. Failure of such persons to make the required filings in a timely manner must be reported by the Company in its proxy statement filed with the SEC and sent to the Company’s stockholders, in addition to other penalties.
The following individuals and entities are obligated to file Section 16 reports:
•directors of the Company;
•officers of the Company designated as “executive officers” for SEC reporting purposes by the Board of Directors; and
•persons or entities with beneficial ownership, directly or indirectly, of more than ten percent (10%) of any class of equity securities of Octave that is registered with the SEC.
Persons and entities subject to Section 16 must also comply with the limitations on short-swing transactions set forth therein. Generally, the effect of these provisions is that persons and entities that are subject to Section 16 who purchase and sell Octave equity securities within a six-month period must disgorge all profits to Octave whether or not they had knowledge of any material nonpublic information. Under these provisions, so long as certain other criteria are met, neither the receipt of an equity-based award or option under Octave’s Incentive Compensation Plans, nor the exercise of those awards or options, nor the receipt of stock under any Octave employee stock option plan is deemed a purchase under Section 16. However, the sale of any shares acquired pursuant to the exercise of options, or the settlement of Restricted Stock Units (RSUs), is a sale under Section 16.
Form 144 Reports. Directors and executive officers of Octave are required to file a Form 144 before making an open market sale of Octave equity securities. A Form 144 notifies the SEC of one’s intent to sell certain Octave equity securities. This form is generally prepared and filed by the seller’s broker and is in addition to any required Section 16 reports. Octave’s General Counsel or Corporate Secretary will be available to answer any questions regarding the need to file a Form 144.

Appendix A

Form of Certification
I have read and understand Octave’s Insider Trading Policy (the “Policy”).
I agree that I will comply with the guidelines and procedures set forth in the Policy. I understand and agree that, if I am an employee of Octave or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Octave’s policies, including the Policy, is a basis for termination for cause of my employment with Octave and any subsidiary or other affiliate to which my employment now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Octave’s Human Resources Department.

Signature:__________________________________________

Print Name:________________________________________

Title:______________________________________________

Company:__________________________________________

Department:________________________________________

Date:______________________________________________

If you are signing this Certification in lieu of submitting an electronic confirmation, please return the executed Certification within five (5) business days of receipt to:

Office of the Corporate Secretary
Octave Specialty Group, Inc.
One World Trade Center, 41st Floor
New York, New York 10007
Attention: William White

Telephone: 212.658.7456
Fax Number: 212.208.3442